Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:
Tori Montano
Team Silverline
tori@teamsilverline.com

Cree Names Gregg Lowe as CEO

DURHAM, NC, September 25, 2017 -- Cree, Inc. (Nasdaq: CREE) announces the appointment of Gregg Lowe as president and chief executive officer and to the board of directors of Cree, effective September 27. Mr. Lowe succeeds Chuck Swoboda, per the transition plan announced in May. Coincident with this change, Robert Ingram, current board member and lead independent director of Cree, will assume the position of chairman of the board. Mr. Swoboda will remain on the board until the annual meeting of shareholders on October 24.

Mr. Lowe joins Cree with extensive leadership and deep industry experience. From 2012 through 2015, he served as president and CEO of Freescale Semiconductor, a $5 billion company with 17,000 employees and products serving automotive, industrial, consumer and communications markets. Prior to that, he had a long career spanning 28 years at Texas Instruments, most recently serving as senior vice president and leader of the analog business.

“Gregg is an exceptional leader and a proven visionary in the semiconductor industry. We are proud that he has accepted the CEO position and is prepared to lead this innovative, technology-rich company into the future,” said Robert Ingram, board chairman of Cree.
“I want to thank Chuck Swoboda for guiding this company for the past sixteen years. His leadership helped solidify Cree as an industry leader in multiple businesses,” stated Gregg Lowe, CEO of Cree. “Cree’s innovation engine is unmatched in the industry. I am honored to be a part of this team and look forward to working with the employees and the board to establish and execute a clear vision for the company moving forward.”
In addition to his experience with semiconductor companies, Mr. Lowe also holds numerous board positions including Silicon Labs in Austin, Texas; Baylor Healthcare System in Dallas, Texas; and The Rock and Roll Hall of Fame in Cleveland, Ohio, where he co-chairs the education committee for the board.
Mr. Lowe holds a Bachelor of Science degree in electrical engineering from the Rose-Hulman Institute of Technology and has completed the executive program at Stanford University. He is the recipient of the Rose-Hulman Institute of Technology Career Achievement Award honoring both his accomplishments in the semiconductor industry as well as his community service. Additionally, he was awarded an Honorary Doctorate of Engineering from the Institute in 2014.

About Cree
Cree is a market-leading innovator of lighting-class LEDs, lighting products and Wolfspeed™ power and radio frequency (RF) semiconductors. Cree’s product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree’s products are driving improvements in applications such as general illumination, electronic signs and signals, satellite communications, power supplies and inverters.

Please refer to www.cree.com for additional product and Company information.

Cree® is a registered trademark of Cree, Inc.

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